EXHIBIT 10.49
ARGO-TECH CORPORATION
23555 Euclid Avenue
Cleveland, OH 44117
October 28, 2005
Mr. John S. Glover
11965 Lambert Street
Tustin, CA 92782
Dear John:

Re:	Severance Benefits Payable Upon a Change of Control
     Argo-Tech Corporation (the “Company”) considers the maintenance of a sound management team to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that the possibility of a change in control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management and employees, may result in the departure or distraction of management and other personnel to the detriment of the Company and its stockholders. Accordingly, the Company has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management and other key employees, including yourself, to their assigned duties without the distraction which may arise from the possibility of a change in control of the Company.
     This letter agreement (this “Agreement”) is not an employment contract nor does it alter your status as an at-will employee of the Company. Just as you remain free to leave the employ of the Company at any time, so too does the Company retain its right to terminate your employment without notice, at any time, for any reason. However, the Company believes that, both prior to and at the time a change in control is anticipated or occurring, it is necessary to have your continued attention and dedication to your assigned duties without distraction. Therefore, should you still be an employee of the Company at such time, the Company agrees that you shall receive the severance benefits hereinafter set forth in the event your employment with the Company terminates in contemplation of or subsequent to a “Change in Control” (as defined in Section 1 hereof) under the circumstances described below.
     For good and valuable consideration, the sufficiency and receipt of which is acknowledged, the Company and you agree as follows:
     1. Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control (as defined below) of the Company and your employment with the Company or any of its subsidiaries shall have been terminated in accordance with Section 3 below. For purposes of this Agreement, a “Change in Control” means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other party or parties on an arm’s-length basis, pursuant to which such party or parties (a) acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the voting stock of the Company or (b) acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis.
     2. Termination of Employment Following a Change in Control.
          (a) If at any time after the date hereof any of the events described in Section 1 hereof constituting a Change in Control of the Company occurs and in contemplation thereof, in connection therewith or within 6 months thereafter (i) you involuntarily cease to be an employee of the Company or any of its subsidiaries for any reason other than termination for Cause (as defined below ), Disability (as defined below) or death or (ii) you terminate your employment with the Company and its subsidiaries for Good Reason (as defined below ) then:
          (i) The Company shall pay to you in addition to other amounts that may be payable to you in connection with the termination of your employment an amount equal to the sum of your then current annual base salary and annual bonus for the preceding fiscal year, payable over the one year period following your termination in regular installments in accordance with the Company’s general payroll practices; and
          (ii) the Company shall provide you continued coverage under the Company’s group health plans until the earlier of (x) one year following the Date of Termination and (y) the date you become eligible for comparable coverage under health plans of any successor employer.
          (b) Your employment shall be deemed to be terminated for “Cause” if:
          (i) you are indicted or charged with, or plead guilty or nolo contendere to, (A) a felony or (B) a crime involving moral turpitude that is either materially detrimental to the Company or that which brings the Company into public disgrace or disrepute;
          (ii) in carrying out your duties of employment, you engage in conduct that constitutes gross neglect or willful misconduct;
          (iii) you engage in willful misconduct resulting in or intended to result in direct personal gain to you at the Company’s expense or that brings the Company into public disgrace or disrepute, or you have made, or are aware of, any material misrepresentation to V.G.A.T. Investors, LLC (“Parent”) or any of its subsidiaries in any Transaction Document (as defined in that certain Agreement and Plan of Merger, dated the date hereof, by and among Parent, the Company, AT Holdings Corporation, Greatbanc Trust Company, Vaughn Merger Sub, Inc. and Paul R. Keen, as Stockholders’ Representative);
          (iv) you breach any material provision of this Agreement (including Section 4 hereof), or you breach in any material respect any Company policy governing employee conduct in the workplace, including without limitation, policies relating to the use of illicit drugs, alcohol abuse and sexual harassment, and such breach has not been cured prior to 30 days following notice from the Company;
          (v) you repeatedly refuse to perform duties or responsibilities as reasonably directed by the Board or any executive to whom you report; or
          (vi) you breach of a fiduciary obligation to the Company or materially breach any confidentiality or non-competition obligations.
          (c) For purposes of this Agreement, “Good Reason” shall mean a termination of your employment by you on thirty (30) days’ written notice to the Company following the occurrence of any of the following events, which notice shall be given within 10 days following you become aware of such occurrence, without your express prior written consent, unless all grounds for termination shall have been fully cured prior to thirty (30) days after you give notice to the Company requesting cure:
          (i) any failure of the Company to continue your employment as Vice President, Finance of the Company;
          (ii) any material diminution in your then responsibilities or authorities or the assignment you of duties that are materially inconsistent with, or materially impair your ability to perform, the duties then assigned to you;
          (iii) any material breach by the Company of any of its obligations under this Agreement which has not been cured prior to 30 days following notice from you of such breach or if the Company decreases your then current salary (other than due to administrative error which is cured promptly);
          (iv) any permanent relocation to a facility that is more than 60 miles from the then current location of your employment with the Company; or
          (v) any failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets within thirty (30) days after any reconstruction, amalgamation, combination, merger, consolidation, sale, liquidation, dissolution or similar transaction.
          (d) For purposes of this Agreement, “Disability” shall mean a determination by the Board of Directors of the Company (the “Board”) in its good faith judgment with input from appropriate medical personnel that you are unable to substantially perform your job responsibilities as a result of chronic illness, physical, mental or any other disability for a period of 180 days or more in any 365 consecutive day period. You shall co-operate and make yourself available for any medical examination reasonably required by the Company with respect to any determination of a Disability.
          (e) Notice of Termination. Any termination by the Company or by you shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 5(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination employment under the provision so indicated and (iii) if the date of termination of your employment is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by you or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any of your or the Company’s rights hereunder, respectively, or preclude you or the Company, respectively, from asserting such fact or circumstance in enforcing your or the Company’s rights hereunder.
          (f) Release. The severance payments and such benefits to be provided by the Company pursuant to this Section 2 shall (i) be in lieu of any other payments by the Company to you and (ii) be subject to your execution (other than in the case of your death) of a release agreement in substantially the form attached hereto as Exhibit A,
     3. Nonsolicitation; Etc. You acknowledges that in the course of your employment with the Company you will become familiar with the Company’s and its subsidiaries’ trade secrets and other confidential information concerning the Company and such subsidiaries (collectively, the “Confidential Information”) and that your services will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, you agree and acknowledge that:
          (a) Nonsolicitation. During the two-year period following your termination of employment with the Company, you shall not directly or indirectly (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, including inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Company or its subsidiaries or (ii) hire any person who was an employee of the Company or any subsidiary unless at least twelve months has elapsed since the termination of such employee’s employment with the Company or any subsidiary, as the case may be. Furthermore, during the one-year period following the termination of your employment of the Company, you shall not directly or indirectly induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or any subsidiary.
          (b) Confidentiality.
          (i) The continued success of the Company and its subsidiaries and other affiliates depends upon the use and protection of a large body of confidential and proprietary information, including, without limitation, confidential and proprietary information now existing or to be developed in the future. “Confidential Information” will be defined to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form or medium) that is (i) related to the Company’s or its subsidiaries’ or other affiliates’ prior, current or potential business or operations and (ii) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data of the Company and its subsidiaries and other affiliates including, without limitation, designs, drawings, photographs and other works and reports (including, without limitation, all Company Works); programs, software, source code, object code, diagrams, flow charts, manuals, documentation and databases; know-how, data, designs, specifications, improvements, inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; all technology and trade secrets; information concerning development, acquisition or investment opportunities in or reasonably related to the Company’s or its subsidiaries’ or other affiliates’ business or industry of which you are aware or become aware during the term of your employment, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during your employment with the Company; development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, pricing and cost information, financial and business plans, employee, customer and supplier lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment; and all similar and related information in whatever form or medium.
          (ii) You shall not disclose or use for your own account any of such Confidential Information, except as reasonably necessary for the performance of your duties of employment with the Company, without the prior written consent of the Board, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of your breach or actions in violation of this Agreement or other improper acts or omissions to act or otherwise (ii) is required to be disclosed pursuant to any applicable law or court order, provided, however that, you must give Company prompt written notice of any such legal requirement, disclose no more information than is so required and seek confidential treatment where available, and cooperate fully with all efforts by the Company to obtain a protective order or similar confidentiality treatment for such information. Upon the termination of your employment hereunder, or at any other time the Company may request in writing, you agree to deliver to the Company all memoranda, notes, plans, records, reports, notebooks (and similar repositories of or containing Confidential Information) and other documents (and all copies, summaries and extracts thereof, in whatever form or medium) relating to the business or operations of the Company or its subsidiaries or other affiliates or that otherwise constitute Confidential Information, and at any time thereafter, if any such materials are brought to your attention or you discover them in your possession or control, you shall deliver such materials to the Company immediately upon such notice or discovery
          (c) Inventions and Patents. If you creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, data, processes, methods, programs, systems, materials, documents or other work product or other intellectual property, either alone or in conjunction with third parties, at any time during your employment by or engagement with the Company (“Works”), to the extent that such Works were created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of such employment or engagement and/or relate to the business or operations, or actual or demonstrably anticipated research or development, of the Company or its subsidiaries or other affiliates (collectively, the “Company Works”), you shall promptly and fully disclose such Company Works to the Company. Any copyrightable work falling within the definition of Company Works shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. § 101. You hereby (i) irrevocably assigns, transfers and conveys, to the extent permitted by applicable law, all right, title and interest in and to the Company Works on a worldwide basis (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company or such other entity as the Company shall designate, to the extent ownership of any such rights does not automatically vest in the Company under applicable law and (ii) waives any moral rights therein to the fullest extent permitted under applicable law. You agree that you will not use any Company Works for your personal benefit, the benefit of a competitor, or for the benefit of any other person or entity other than the Company. You agree to execute any further documents and take any further actions requested by the Company to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder.
          (d) Enforcement. The parties to this Agreement hereby agree and stipulate that (i) the restrictions contained in this Agreement are reasonable and necessary in order to protect the Company’s and its subsidiaries’ legitimate business interests and (ii) in the event of any breach or violation of this Agreement or of any provision hereof by you, the Company and its subsidiaries will have no adequate remedy at law and will suffer irreparable loss and damage thereby. The parties hereby further agree and stipulate that in the event of any such breach or violation, either threatened or actual, the Company’s and its subsidiaries’ rights shall include, in addition to any and all other rights available to the Company and its subsidiaries at law or in equity, the right to seek and obtain any and all injunctive relief or restraining orders available to it in courts of proper jurisdiction, so as to prohibit, bar, and restrain any and all such breaches or violations by you. The prevailing party to any legal action, arbitration or other proceeding commenced in connection with enforcing any provision of this Section 3, including without limitation, obtaining the injunctive relief provided by this Section 3 shall be entitled to recover all court costs, reasonable attorneys’ fees, and related expenses incurred by such party. You further agree that no bond need be filed in connection with any request by the Company and its subsidiaries for a temporary restraining order or for temporary or preliminary injunctive relief.
          (e) Additional Acknowledgments. You acknowledge that the provisions of this Section 3 are in consideration of: (i) employment with the Company, (ii) the issuance of certain limited liability company interests of V.G.A.T. Investors, LLC to you and (iii) additional good and valuable consideration as set forth in this Agreement. In addition, you acknowledge (i) that the business of the Company and its subsidiaries is international in scope and without geographical limitation and (ii) notwithstanding the state of incorporation or principal office of the Company or any of its subsidiaries, or any of their respective executives or employees (including you), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the world. You acknowledge that you have carefully read this Agreement and has given careful consideration to the restraints imposed upon you by this Agreement, and are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.
     4. Successors.
          (a) This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the your legal representatives.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     5. Miscellaneous.
          (a) This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New York applicable to contracts entered into and to be performed solely within such State without regard to choice of law considerations. The parties hereto hereby waive, to the fullest extent by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.
          (b) Any disputes with regard to this Agreement that is not resolved by mutual agreement, other than as provided in Section 3(d) hereof, shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) in New York City pursuant to the rules of AAA. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16 and shall be conducted in accordance with the rules and procedures of AAA. Any judgment upon the reward rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or findings of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocable waives any claim to such damages. The costs of AAA and the arbitrator shall be borne by the Company. Each party shall bear its own costs (including, without limitation, legal fees and fees of any experts) and out-of-pocket expenses.
          (c) All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient with telephonic confirmation by the sending party. Such notices, demands and other communications will be sent to the address indicated below:

If to you:

John S. Glover

11965 Lambert Street
Tustin, CA 92782

If to the Company:

V.G.A.T. Investors LLC

c/o Vestar Capital Partners IV, L.P.
245 Park Avenue, 41st Floor
New York, New York 10167
Telecopy: (212) 808 4922
Attention:	John Woodard
General Counsel

and

c/o Greenbriar Equity Group LLC
555 Theodore Fremd Avenue
Rye, New York 10580
Telecopy: (914) 925-9699
Attention:	Reginald L. Jones
John Daileader

with a copies to (which shall not constitute notice to the Company):

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022
Telecopy: (212) 446-4900
Attention:	Michael Movsovich, Esq.
Christopher Neumann, Esq.
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.
          (d) Subject to the provisions of Section 2(a), there shall be no limitation on the ability of the Company to terminate your employment at any time with or without Cause.

          (e) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
          (f) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
          (g) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (h) Your or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right you or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
          (i) From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.
* * * * * * * * *

     If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company this letter and the enclosed copy of this letter which will then constitute our agreement on this subject. We will return the copy of this letter to you.

Sincerely, ARGO-TECH CORPORATION
By:	/s/ Paul R. Keen
	Name:	Paul R. Keen
	Title:	Vice President

Agreed to as of October __, 2005

/s/ John S. Glover

John S. Glover

Exhibit A
FORM OF RELEASE AGREEMENT
          In consideration of receipt of severance payments and benefits as set forth in Section 2 of the Letter Agreement, dated as of                     , 2005, by and between Argo-Tech Corporation (the “Company”) and [  ] (the “Letter Agreement”), I,                                         , hereby release and discharge the Company, and each of its employees, officers, directors, stockholders, agents, subsidiaries and other affiliates from, and waive any and all claims, demands, damages, causes of action or suits (collectively, “Claims”) of any kind or nature whatsoever that I may have had or may now have against any of them (including, without limitation, any Claims arising out of or related to my employment with the Company or the termination thereof), whether arising under contract, tort, statute or otherwise, and whether I know of the claim or not, including, without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay for Equal Work Act, and any other applicable federal, state or local statutes, rules, codes, or ordinances. Notwithstanding anything herein to the contrary this release does not cover (i) my rights to the severance payments and benefits provided in Section 2 of the Letter Agreement; (ii) my rights to any vested or accrued benefits or rights under the applicable terms of Company plans, programs, or arrangements; (iii) any Claim by me to enforce the rights arising under or preserved by the Letter Agreement that survive expressly survive termination of my employment; (iv) any Claim by me to enforce indemnification rights as provided in the Company’s articles of incorporation and (v) my rights in my capacity as an equity holder of V.G.A.T. Investors, LLC and/or AT Holdings Corporation unless such right is terminated by its terms due to the termination of my employment with the Company.
          I have not, and shall not hereafter, institute any lawsuit of any kind whatsoever, or file any complaint or charge, against the Company or any of its former or present employees, officers, directors, stockholders, agents, subsidiaries, or affiliates, and any of their successors or assigns, under any federal, state or local statute, rule, regulation or principle of common law growing out of events released hereunder. I shall not seek employment or reemployment with the Company. I acknowledge that I have had at least 21 days to review and consider this release agreement before accepting it. I have been advised to consult with an attorney before signing this release agreement.
          This release agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New York applicable to contracts entered into and to be performed solely within such State without regard to choice of law considerations. The parties hereto hereby waive, to the fullest extent by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.

[ ]

Dated:

Acknowledged and Agreed as of

___, ___:

ARGO-TECH CORPORATION

By:

Name:
Title: